UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2013

PORTLAND GENERAL ELECTRIC COMPANY
(Exact name of registrant as specified in its charter)

Oregon	001-5532-99	93-0256820
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
121 SW Salmon Street, Portland, Oregon 97204
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (503) 464-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 27, 2013, Portland General Electric Company (PGE, or the Company) and certain institutional buyers (Buyers) in the private placement market entered into a Bond Purchase Agreement (Agreement) under which PGE would sell to the Buyers an aggregate principal amount of $225 million of PGE’s First Mortgage Bonds (Bonds).

Pursuant to the Agreement, the Bonds are to be issued under PGE’s Indenture of Mortgage and Deed of Trust, dated July 1, 1945, between PGE and Wells Fargo Bank, National Association (as successor to HSBC Bank USA, National Association) in its capacity as trustee, as amended and supplemented to date, and from time-to-time, including the Company’s Sixty-seventh Supplemental Indenture dated June 15, 2013, a copy of which is included as Exhibit 4.1 in this Current Report on Form 8-K. The Bonds will be redeemable at the option of PGE at the designated “make-whole” redemption price as described in the Sixty-seventh Supplemental Indenture.

The Bonds consist of a 4.47% Series, due 2044, in the amount of $150 million that will bear interest from its issue date at an annual rate of 4.47% with maturity on June 15, 2044 and a 4.47% Series, due 2043, in the amount of $75 million that will also bear interest from its issue date at an annual rate of 4.47% with maturity on August 14, 2043.

On June 27, 2013, the 4.47% Series, due 2044, was issued and funded in full. The 4.47% Series, due 2043, is expected to be issued to the Buyers and funded, under a delayed draw, on or before August 30, 2013.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See the description of PGE’s issuance of $225 million First Mortgage Bonds contained above in Item 1.01, which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)        Exhibits.

Exhibit Number	Description
4.1	Sixty-seventh Supplemental Indenture dated June 15, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PORTLAND GENERAL ELECTRIC COMPANY
(Registrant)

Date:	June 27, 2013	By:	/s/ James F. Lobdell
James F. Lobdell
Senior Vice President of Finance, Chief Financial Officer and Treasurer

3